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EXHIBIT 10.2

AMENDMENT TO STOCK PURCHASE AGREEMENT

    THIS AMENDMENT TO STOCK PURCHASE AGREEMENT ("Amendment") is entered into as of this 2nd day of February, 2001, by and between Health Net, Inc., a Delaware corporation ("Seller"), and Florida Health Plan Holdings II, L.L.C., a Florida limited liability company ("Purchaser").

RECITALS

    WHEREAS, Seller and Purchaser entered into that certain Stock Purchase Agreement dated January 19, 2001 (the "Agreement") concerning the sale of all of the outstanding shares of capital stock of Foundation Health, A Florida Health Plan, Inc., a Florida corporation (the "Company")(capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreement); and

    WHEREAS, Seller and Purchaser desire to modify certain terms of the Agreement on the terms set forth hereinbelow.

    NOW, THEREFORE, in consideration of the foregoing and of the mutual obligations, promises and covenants herein contained, the receipt and adequacy of which is hereby acknowledged by each of the parties hereto, it is hereby agreed as follows:

    1.  Recitals. The foregoing recitals are true and correct and made a part hereof.

    2.  Vendor Agreements. Notwithstanding the terms of the Agreement, the parties acknowledge and agree that the Vendor Agreements shall not be executed by the parties in connection with the Closing of the transactions contemplated in the Agreement. Instead, the parties agree to cooperate to facilitate a transition, effective as of the Closing, from the Company's vendors presently providing such services to those vendors selected by the Purchaser as to those services that otherwise would have been provided under the Vendor Agreements, subject to applicable regulatory requirements and existing contractual restrictions.

    3.  Post-Closing Adjustments for Pre-Closing Unpaid Claims and Unused Balance of Premium Deficiency Reserve. The first sentence of Section 1.4 (b) of the Agreement is hereby replaced in its entirety with the following two sentences:

  For purposes of this Agreement "Pre-Closing Unpaid Claims" shall mean the amount shown as the balance of the balance sheet account of the Company reflected as the "Outstanding Claim Liability, including LAE" line item determined in accordance with SAP using methods within the then existing range of generally accepted industry practices and consistent with the Company's past practices which account includes: (i) incurred but not reported claims of the Company that are incurred prior to the Closing Date and (ii) reported claims of the Company that are received by the Company prior to the Closing Date but are unpaid as of the Closing Date. It is agreed that such account is reflected on the December 31, 2000 balance sheet of the Company provided to Purchaser pursuant to Section 2.6 of the Agreement in the amount of Eighty Three Million Sixteen Thousand Forty-Nine and No/Dollars ($83,016,049.00) in the aggregate as of December 31, 2000 and such account shall be maintained with the same actuarially equivalent margin from December 31, 2000 through the Closing Date as determined by the Seller's and Purchaser's actuaries (the "IBNR Account Balance").

    4.  Indemnity Contracts. Section 4.10(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

  (c) Upon the renewal of or the exercise of any conversion right under any Indemnity Contract, Purchaser's Affiliate authorized as a health insurer in the State of Florida shall make available that insurance coverage as is required under applicable Florida and federal law pertaining to guaranteed renewability of coverage or conversion on termination of eligibility (the "Replacement Coverage"). The Replacement Coverage shall be offered at the Purchaser's Affiliate's then prevailing premium rate or such lower rate if required by law. The obligation under this

  Agreement to provide the Replacement Coverage shall continue and survive until each of the Indemnity Contracts, and the insureds rights thereunder, have terminated or expired, notwithstanding any other provision in the Agreement to the contrary. Purchaser's Affiliate shall cooperate with the Indemnity Affiliate in filing all necessary and appropriate documents with the DOI to effect the foregoing transition to the Replacement Coverage.

    and new Section 4.10(d) is added as follows:

  (d) Indemnity Contracts shall not include insurance policies written outside the State of Florida by the Indemnity Affiliate inclusive of policies relating to national accounts insured by the Indemnity Affiliate. Indemnity Contracts shall include those policies issued by the Indemnity Affiliate and incorporated with a policy issued by the Company; such policies jointly and commonly referred to as a "Point of Service Policy." With respect to each Indemnity Contract issued in connection with a Point of Service Policy, all of the requirements and obligations of this Section 4.10 shall apply, as applicable.

    5.  Miscellaneous. This Amendment is a part of the Agreement; provided, however, that in the event that there are any inconsistencies between the terms and provisions of this Amendment and the remaining portions of the Agreement, the terms and provisions of this Amendment shall govern, control and prevail. In all other respects, the Agreement shall be unchanged and shall remain in full force and effect. The captions appearing in this Amendment are for convenience only and no way define, limit, construe or describe the scope or intent of any section or paragraph. This Amendment shall not be construed more or less favorably with respect to either party as a consequence of the Amendment or various provisions hereof have been drafted by one of the parties hereto. This Amendment may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile copy of this Amendment and any signatures thereon shall be considered for all purposes as originals.

    IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

SELLER:
WITNESSES:
Health Net, Inc., a Delaware corporation
/s/ MICHAEL E. JANSEN Print Name: Michael E. Jansen	By: /s/ B. CURTIS WESTEN Print Name: B. Curtis Westen Title: Sr. VP, Gen Counsel & Secretary
/s/ ERIC G. GROEN Print Name: Eric G. Groen
PURCHASER:
Florida Health Plan Holdings II, L.L.C., a Florida limited liability company
/s/ MITZI MEYERS Print Name: Mitzi Meyers	By: /s/ STEVEN M. SCOTT, M.D. Print Name: Steven M. Scott, M.D. Title: Manager
/s/ NANCY F. LOCKLEAR Print Name: Nancy F. Locklear

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EXHIBIT 10.2
AMENDMENT TO STOCK PURCHASE AGREEMENT